                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE TO/A
                                 (Rule 14d-100)

                             TENDER OFFER STATEMENT
    UNDER SECTION 14(d)(1) OR 13(e)(1) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 6)

                               DIGENE CORPORATION
                       (Name of Subject Company (Issuer))

                                  CRUISER, INC.
                         a wholly-owned subsidiary of

                                CYTYC CORPORATION
                                   (Offerors)

                            (Names of Filing Persons
            (Identifying Status as Offeror, Issuer or Other Person))

                          COMMON STOCK, $0.01 PAR VALUE
            (Including the Associated Right to Purchase Common Stock)

                         (Title of Class of Securities)

                                    25375210
                      (CUSIP Number of Class of Securities)


                               Patrick J. Sullivan
                            Chief Executive Officer,
                        Vice Chairman and Chairman-elect
                                Cytyc Corporation
                                 85 Swanson Road
                              Boxborough, MA 01719
                                 (978) 263-8000

                     (Name, address, and telephone number of
                    person authorized to receive notices and
                   communications on behalf of filing persons)

                                    Copy to:

                            Jonathan M. Moulton, Esq.
                             Lawrence A. Gold, Esq.
                         Testa, Hurwitz & Thibeault, LLP
                                 125 High Street
                                Boston, MA 02110
                                 (617) 248-7000

|_| Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

|X|  third-party tender offer subject to Rule 14d-1.

|_|  issuer tender offer subject to Rule 13e-4.

|_|  going-private transaction subject to Rule 13e-3.

|_|  amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|

     This Amendment No. 6 amends and supplements the Tender Offer Statement on Schedule TO filed on March 1, 2002 and amended by Amendment No. 1 thereto filed on March 18, 2002, Amendment No. 2 thereto filed on March 22, 2002, Amendment No. 3 thereto filed on March 27, 2002, Amendment No. 4 thereto filed on March 28, 2002 and Amendment No. 5 thereto filed on April 11, 2002 by Cruiser, Inc., a Delaware corporation ("Cruiser") and wholly-owned subsidiary of Cytyc Corporation, a Delaware corporation ("Cytyc"). The Schedule TO relates to an offer by Cruiser to exchange all outstanding shares of common stock, par value $0.01 per share, of Digene Corporation, a Delaware corporation ("Digene"), for cash and shares of common stock, par value $0.01 per share, of Cytyc ("Cytyc Common Stock"), as described in the Prospectus referenced below (the "Offer").

     The Offer is made pursuant to an Agreement and Plan of Merger, dated as of February 19, 2002, by and among Cytyc, Cruiser and Digene, which contemplates the Offer and the merger of Cruiser into Digene under circumstances described in the Prospectus referenced below (the "Merger"). Cruiser and Cytyc have filed a registration statement with the Securities and Exchange Commission on Form S-4 relating to the shares of Cytyc Common Stock to be issued to stockholders of Digene in the Offer and the Merger (as amended on March 18, 2002 and March 28, 2002, the "Registration Statement"). The terms and conditions of the Offer and the Merger (as may from time to time be amended, supplemented or finalized) are described in the preliminary prospectus dated as of March 1, 2002 (as such preliminary prospectus may be amended and supplemented and which is a part of the Registration Statement, the "Prospectus"), and the related Letter of Transmittal.

     As permitted by General Instruction F to Schedule TO, all of the information in the Prospectus and the related Letter of Transmittal, and any prospectus supplement or other supplement thereto related to the Offer filed with the Securities and Exchange Commission after the date hereof, is hereby incorporated by reference in answer to Items 1 through 11 of this Schedule TO, except as otherwise set forth below.

ITEM 11.  ADDITIONAL INFORMATION

     Item 11 is hereby amended and supplemented as follows:

     On April 25, 2002, Cytyc issued the press release contained in Exhibit (a)(5)(xiii) hereto that announced the extension of the Offer until 12:00 midnight, New York City time, on Thursday, May 9, 2002. The information set forth in the press release is incorporated herein by reference.

ITEM 12.   EXHIBITS

(a) (1) (i)   Registration Statement on Form S-4, File No. 333-83582,
              dated March 1, 2002, as amended by Amendment No. 1 to Registration
              Statement on Form S-4, filed March 18, 2002, and Amendment No. 2 to Registration Statement on Form S-4 filed on March 28, 2002.

(a) (1) (ii)  Form of Letter of Transmittal (incorporated by reference to
              Exhibit 99.3 to Cytyc's Registration Statement on Form S-4, filed March 1, 2002).

(a) (1) (iii) Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.4 to Cytyc's Registration Statement on Form S-4, filed March 1, 2002).

(a) (2)       None.

(a) (3)       Not applicable.

(a) (4)       Not applicable.

(a)(5)(i) Form of Letter to Brokers, Dealers, etc. (incorporated by reference to Exhibit 99.5 to Cytyc's Registration Statement on Form S-4, filed March 1, 2002).

(a)(5)(ii) Form of Letter to Clients (incorporated by reference to Exhibit 99.6 to Cytyc's Registration Statement on Form S-4, filed March 1, 2002).

(a)(5)(iii) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to
              Exhibit 99.7 to Cytyc's Registration Statement on Form S-4, filed March 1, 2002).

(a)(5)(iv) Joint Press release issued by Cytyc Corporation and Digene Corporation on February 19, 2002, as amended (incorporated by reference to the filing under Rule 425 under the Securities Act of 1933, as amended, by Cytyc on February 19, 2002).

(a)(5)(v) Press Release issued by Cytyc Corporation on February 22, 2002 (incorporated by reference to the filing under Rule 425 under the Securities Act of 1933, as amended, by Cytyc on February 22, 2002).

(a)(5)(vi) Joint Press Release issued by Cytyc Corporation and Digene Corporation on March 1, 2002 (incorporated by reference to the filing under Rule 425 under the Securities Act of 1933, as amended, by Cytyc on March 1, 2002).

(a)(5)(vii) Press Release issued by Cytyc Corporation on March 15, 2002 (incorporated by reference to the filing under Rule 425 under the Securities Act of 1933, as amended, by Cytyc on March 15, 2002).

(a)(5)(viii)  Press Release issued by Cytyc Corporation on March 22, 2002
              (incorporated by reference to the filing under Rule 425 under the Securitis Act of 1933, as amended, by Cytyc on March 22,
              2002).

(a)(5)(ix) Press Release issued by Cytyc Corporation on March 27, 2002 (incorporated by reference to the filing under Rule 425 under the Securities Act of 1933, as amended, by Cytyc on March 27, 2002).

(a)(5)(x) Press Release issued by Cytyc Corporation on April 11, 2002 (incorporated by reference to the filing under Rule 425 under the Securities Act of 1933, as amended, by Cytyc on April 11, 2002).

(a)(5)(xi) Press Release issued by Cytyc Corporation on April 24, 2002 (incorporated by reference to the filing under Rule 425 under the Securities Act of 1933, as amended, by Cytyc on April 25, 2002).

(a)(5)(xii)   Transcript of Conference Call held by Cytyc Corporation on
              April 24, 2002 (incorporated by reference to the filing under Rule 425 under the Securities Act of 1933, as amended, by Cytyc on April 25, 2002).

(a)(5)(xiii)  Press Release issued by Cytyc Corporation on April 25, 2002
              (incorporated by reference to the filing under Rule 425 under the Securities Act of 1933, as amended, by Cytyc on April 25, 2002).

(b)(i)        None.

(c)           Not applicable.

(d)(1) Agreement and Plan of Merger, dated February 19, 2002, by and among Cytyc Corporation, Digene Corporation, and Cruiser, Inc. (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to Cytyc's Registration Statement on Form S-4, filed March 18, 2002).

(d)(2) Stockholders Agreement, dated February 19, 2002, by and among Cytyc Corporation, Cruiser, Inc. and certain stockholders of Digene Corporation (incorporated by reference to Exhibit 99.1 to Amendment No. 1 to Cytyc's Registration Statement on Form S-4, filed March 18, 2002).

(d)(3) Transaction Option Agreement, dated February 19, 2002, by and between Cytyc Corporation and Digene Corporation (incorporated by reference to Exhibit 99.2 to Amendment No. 1 to Cytyc's Registration Statement on Form S-4, filed March 18, 2002).

(e)           Not applicable.

(f)           Not applicable.

(g)           None.

(h)           None.

                                   SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       CRUISER, INC.

                                       By: /s/ Daniel J. Levangie
                                           ------------------------
                                          Name:  Daniel J. Levangie
                                          Title: President

                                       CYTYC CORPORATION

                                       By: /s/ Patrick J. Sullivan
                                           ------------------------
                                          Name:  Patrick J. Sullivan
                                          Title: Vice-Chairman, Chairman-elect
                                                 and Chief Executive Officer

Dated:  April 25, 2002

                                INDEX TO EXHIBITS

(a)(1)(i) Registration Statement on Form S-4, File No. 333-83582, dated March 1, 2002, as amended by Amendment No. 1 to Registration Statement on Form S-4, filed March 18, 2002, and Amendment No. 2 to Registration Statement on Form S-4, filed on March 28, 2002.

(a)(1)(ii) Form of Letter of Transmittal (incorporated by reference to Exhibit 99.3 to Cytyc's Registration Statement on Form S-4, filed March 1, 2002).

(a)(1)(iii) Form of Notice of Guaranteed Delivery (incorporated by reference to Exhibit 99.4 to Cytyc's Registration Statement on Form S-4, filed March 1, 2002).

(a)(2)        None.

(a)(3)        Not applicable.

(a)(4)        Not applicable.

(a)(5)(i) Form of Letter to Brokers, Dealers, etc (incorporated by reference to Exhibit 99.5 to Cytyc's Registration Statement on Form S-4, filed March 1, 2002).

(a)(5)(ii) Form of Letter to Clients (incorporated by reference to Exhibit 99.6 to Cytyc's Registration Statement on Form S-4, filed March 1, 2002).

(a)(5)(iii) Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (incorporated by reference to Exhibit 99.7 to Cytyc's Registration Statement on Form S-4, filed March 1, 2002).

(a)(5)(iv)    Joint Press release issued by Cytyc Corporation and
              Digene Corporation on February 19, 2002, as amended (incorporated by reference to the filing under Rule 425 under the Securities Act of 1933, as amended, by Cytyc on February 19, 2002).

(a)(5)(v) Press Release issued by Cytyc Corporation on February 22, 2002 (incorporated by reference to the filing under Rule 425 under the Securities Act of 1933, as amended, by Cytyc on February 22,
              2002).

(a)(5)(vi) Joint Press Release issued by Cytyc Corporation and Digene Corporation on March 1, 2002 (incorporated by reference to the filing under Rule 425 under the Securities Act of 1933, as amended, by Cytyc on March 1, 2002).

(a)(5)(vii) Press Release issued by Cytyc Corporation on March 15, 2002 (incorporated by reference to the filing under Rule 425 of the Securities Act of 1933, as amended, by Cytyc on March 15, 2002).

(a)(5)(viii)  Press Release issued by Cytyc Corporation on March 22, 2002
              (incorporated by reference to the filing under Rule 425 under the Securitis Act of 1933, as amended, by Cytyc on March 22,
              2002).

(a)(5)(ix) Press Release issued by Cytyc Corporation on March 27, 2002 (incorporated by reference to the filing under Rule 425 under the Securities Act of 1933, as amended, by Cytyc on March 27, 2002).

(a)(5)(x) Press Release issued by Cytyc Corporation on April 11, 2002 (incorporated by reference to the filing under Rule 425 under the Securities Act of 1933, as amended, by Cytyc on April 11, 2002).

(a)(5)(xi) Press Release issued by Cytyc Corporation on April 24, 2002 (incorporated by reference to the filing under Rule 425 under the Securities Act of 1933, as amended, by Cytyc on April 25, 2002).

(a)(5)(xii)   Transcript of Conference Call held by Cytyc Corporation on
              April 24, 2002 (incorporated by reference to the filing under Rule 425 under the Securities Act of 1933, as amended, by Cytyc on April 25, 2002).

(a)(5)(xiii)  Press Release issued by Cytyc Corporation on April 25, 2002
              (incorporated by reference to the filing under Rule 425 under the Securities Act of 1933, as amended, by Cytyc on April 25, 2002).

(b)(i)        None.

(c)           Not applicable.

(d)(1) Agreement and Plan of Merger, dated February 19, 2002, by and among Cytyc Corporation, Digene Corporation, and Cruiser, Inc. (incorporated by reference to Exhibit 2.1 to Amendment No. 1 to Cytyc's Registration Statement on Form S-4, filed March 18, 2002).

(d)(2) Stockholders Agreement, dated February 19, 2002, by and among Cytyc Corporation, Cruiser, Inc. and certain stockholders of Digene Corporation (incorporated by reference to Exhibit 99.1 to Amendment No. 1 to Cytyc's Registration Statement on Form S-4, filed March 18, 2002).

(d)(3) Transaction Option Agreement, dated February 19, 2002, by and between Cytyc Corporation and Digene Corporation (incorporated by reference to Exhibit 99.2 to Amendment No. 1 to Cytyc's Registration Statement on Form S-4, filed March 18, 2002).

(e)           Not applicable.

(f)           Not applicable.

(g)           None.

(h)           None.